Grand Casinos, Inc. Letterhead

                                                September 27, 1996


STRATOSPHERE CORPORATION
2000 Las Vegas Boulevard South
Las Vegas, Nevada 89104
Attn: Andrew S. Blumen

Gentlemen:

         This letter sets forth certain understandings between Grand Casinos, Inc. ("Grand") and Stratosphere Corporation ("Stratosphere") regarding amounts owed by Stratosphere to Grand and amounts which will be loaned or refunded by Grand to Stratosphere.

         Stratosphere hereby acknowledges that an aggregate of $2,318,873.43 is currently due and owing from Stratosphere to Grand and payable at this time under that certain Management and Development Agreement dated July 1, 1994, as amended and modified from time to time (the "Management Agreement"), consisting of consulting fees in the amount of $526,999.37 and reimbursement for expenses in the amount of $1,791,874.06. In accordance with the Management Agreement, Grand has demanded execution of this Letter Agreement by 10:00 a.m. (P.D.T.) September 27, 1996 and timely payment of the amounts currently due thereunder.

         In addition, Stratosphere has requested that Grand provide a loan to Stratosphere in the amount of $2,300,000 to fund certain working capital deficits that are expected to occur from the date hereof through December 31, 1996. In consideration for the payment by Stratosphere to Grand of the amounts currently due and owing under the Management Agreement, Grand agrees to make a loan to Stratosphere or to refund to Stratosphere the sum of $2,300,000. If Grand elects to make the loan rather than refund the $2,300,000, and unless other terms are negotiated by Grand and the Ad Hoc Committee (as defined below), such loan shall include the following terms: (i) such loan shall be subordinated in right of payment pursuant to the terms and conditions set forth in that certain Completion Guarantor Subordination Agreement dated as of March 9, 1995;
(ii) such loan shall have a maturity of no earlier than May 15, 2002 (provided that principal and interest may be prepaid, without premium, so long as such prepayment is permitted pursuant to Section 4.07 of Stratosphere's Indenture dated as of March 9, 1995 (the "Indenture") and no Event of Default (as defined therein) shall have occurred and be continuing or would occur as a consequence thereof); and (iii) no payment with respect to such loan shall be payable at any time a default or Event of Default has occurred and is continuing under the Indenture. The applicable rate of interest on the loan will be mutually agreeable to Stratosphere and Grand, and in no event greater than 14 1/4%. In the event Grand elects to refund the sum of $2,300,000, Stratosphere acknowledges that Grand shall have a valid and enforceable claim under the Management Agreement against Stratosphere for payment of such amount.

         Grand will either refund the sum of $2,300,000 or advance the proceeds of the loan to Stratosphere on the earliest to occur of the following: (i) Grand shall reach an agreement with the informal committee of the holders of a majority of the First Mortgage Notes (the "Ad Hoc Committee") regarding the funding of such loan, the terms and conditions of which shall be reasonably satisfactory to Grand and Stratosphere; (ii) Stratosphere shall demonstrate to Grand's reasonable satisfaction that such funds are needed by Stratosphere for current working capital purposes; or (iii) November 5, 1996.

         To permit Grand to have a meaningful opportunity to negotiate the terms of the loan with the Ad Hoc Committee, Stratosphere agrees that the existence of this document and the loan or refund (as applicable) which is the subject hereof, and all information and details relating thereto (collectively the "Information"), shall be kept strictly confidential, except as required by law, regulation or debt covenants in any existing financing instrument of Stratosphere, and except that Information may be disclosed to officers, directors, employees and advisors of Stratosphere provided that such persons agree to keep the Information confidential. If Stratosphere is requested or believes that it is otherwise obligated to disclose the Information, Stratosphere agrees to give Grand five (5) business days notice of such request or obligation to disclose during which time Stratosphere shall not disclose the Information.

         In addition, Stratosphere has purchased certain equipment from affiliates of Grand in the approximate amount of $3,600,000. In connection therewith, Stratosphere acknowledges to Grand and its affiliates that: (a) the debt owing from Stratosphere to Grand and its affiliates for such equipment is a transaction in the ordinary course of Stratosphere's business; (b) the payment by Stratosphere of the amounts owed to Grand and its affiliates in respect of such equipment as required hereunder is in the ordinary course of Stratosphere's business; and (c) such payment is an arm's length transaction between Grand, its affiliates and Stratosphere and is made according to ordinary business terms.

         Within ten (10) days following execution hereof, Stratosphere shall pay or cause to be paid to Grand the sum of $2,318,873.43 due and owing under the Management Agreement and the sum of $3,600,000 for the equipment purchase.

         If the foregoing correctly sets forth our understandings with respect to the matters contained herein, please so indicate by signing below.

                                         Very truly yours,

                                         GRAND CASINOS, INC.


                                         By: /s/ Timothy Cope

                                         Title: Chief Financial Officer
Acknowledged as agreed as of
October 2, 1996

STRATOSPHERE CORPORATION


By: /s/ Andrew Blumen

Title: Executive Vice President